Exhibit 99.1

Casablanca Resorts Announces Intention to Market and
Eventually Sell Arizona Land

Press Release: Casablanca Resorts
September 20, 2006

Mesquite, NV— On September 20, 2006,  Casablanca Resorts (which includes B & B B, Inc. dba Virgin River Hotel/Casino/Bingo, Virgin River Casino Corporation, RBG, LLC dba Casablanca Resort/Casino/Golf/Spa and Casablanca Resorts, LLC dba Oasis Resort & Casino) announced its intention to market and eventually sell approximately 350 acres of land owned by RBG, LLC’s, subsidiary Casablanca Resorts, LLC, in the state of Arizona located immediately adjacent to the city of Mesquite, Nevada, including the land underlying the Palms Golf Course.  RBG intends to officially market the property before the end of RBG’s fiscal third quarter using the firm Diversified Interests, a Las Vegas based commercial real estate company owned by RBG’s manager and principle owner, Randy Black, Sr. “The Palms is the oldest golf course in a market where new golf courses have and will continue to be added to the market,” Mr. Black commented. ”In addition, the other amenities on the land have limited revenue growth potential.  So, after careful analysis, we have concluded that the value of the golf course and other amenities is below the value of the underlying land. The proceeds we expect to receive from the sale of the land will provide additional liquidity and enable us to make investments in our operations that we believe will yield higher returns.”

In anticipation of the marketing of the golf course property, on August 17, 2006, Casablanca Resorts, LLC, entered into several agreements with WSR, Inc, the former owners of the Oasis Hotel & Casino, to terminate WSR’s remaining rights in the golf course property, among other matters, for approximately $1.2 million.  Pursuant to the agreements, the funds paid to WSR will be used by WSR to remediate the existing environmental liability at the Oasis Hotel & Casino which continues to be an obligation of WSR.

Virgin River Casino Corporation, RGB, LLC and B & B B, Inc., and their direct and indirect wholly owned subsidiaries, Casablanca Resorts, LLC, Oasis Interval Ownership, LLC, Oasis Interval Management, LLC and Oasis Recreational Properties, Inc., own and operate the CasaBlanca Hotel & Casino, the Oasis Hotel & Casino, and the Virgin River Hotel & Casino in Mesquite, Nevada, which is located approximately 80 miles north of Las Vegas.

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, the ability to sell the golf course property at an acceptable price; the implementation of business and marketing strategies; changes in and challenges to gaming laws and regulations; competition; and changes in federal or state tax laws.  Additional information about factors that could affect business operations is set forth in the joint SEC filings of Virgin River Casino Corporation, RBG, LLC and B & B B, Inc.

Contact:
Casablanca Resorts
Curt Mayer, 702-346-4000 Ext 3962 or 702-349-2726
Chief Financial Officer